Exhibit 99.1

LINN ENERGY ANNOUNCES SECOND QUARTER 2014 RESULTS
HOUSTON, August 7, 2014 - LINN Energy, LLC (NASDAQ: LINE) (“LINN” or “the Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today financial and operating results for the three months ended June 30, 2014, and the Company’s outlook for the remainder of 2014.
LINN Energy reported the following second quarter 2014 results:

•	Increased average daily production 2.4 percent to approximately 1,131 MMcfe/d for the second quarter 2014, compared to 1,104 MMcfe/d for the first quarter 2014;

•	Increased oil, natural gas and NGL sales 98 percent to approximately $968 million for the second quarter 2014, compared to $488 million for the second quarter 2013;

•	Generated net cash provided by operating activities of approximately $481 million for the second quarter 2014, compared to $227 million for the second quarter 2013;

•	Distributions paid to unitholders of approximately $241 million for the second quarter 2014, compared to $170 million for the second quarter 2013;

•
Excess of net cash of approximately $32 million for the second quarter 2014, compared to a shortfall of net cash of approximately $18 million for the second quarter 2013 (see Schedule 1, footnote 6); and

•
Net loss of approximately $208 million, or $0.64 per unit, for the second quarter 2014, which includes non-cash losses related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $393 million, or $1.20 per unit.

“LINN’s capital program and efficient management of our base assets continue to deliver positive results as evidenced by production growth that exceeded the high end of our guidance range,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “Additionally, we announced several important transactions that are consistent with our strategy of lowering the Company’s capital intensity and overall decline rate. All of these transactions are expected to increase LINN’s cash available for distribution. Finally, we are very pleased that the U.S. District Court dismissed the securities class action lawsuit with prejudice, and believe that the Court’s ruling supports our position that the lawsuit was without merit.”
LINN Energy highlights the following significant events:

•
Announced Exxon Mobil trade: Agreed to trade approximately 2.0 MBoe/d of production and 25,000 net acres in the Midland Basin for approximately 85 MMcfe/d of production with an approximate six percent base decline, total reserves of approximately 700 Bcfe and 500,000 net acres in the Hugoton Basin;

•
Announced Devon assets acquisition: Agreement to acquire assets in five U.S. operating areas for a contract price of $2.3 billion which includes approximately 275 MMcfe/d of production with an approximate 14 percent base decline rate, total proved reserves of 1.3 - 1.5 Tcfe, and 900,000 net acres. The Company anticipates the acquisition will close in the third quarter 2014, subject to closing conditions;

•
Announced the planned Mid-Continent assets sale: Planned sale of 147,000 net acres with production of approximately 225 MMcfe/d for June 2014 in the Texas Panhandle and western Oklahoma that includes the Granite Wash and Cleveland plays;

•
Announced Pioneer assets acquisition: Agreement to acquire Pioneer’s Hugoton Basin properties for a contract price of $340 million which includes approximately 40 MMcfe/d of production with an approximate six percent base decline rate, total proved reserves of 340 Bcfe and 235,000 net acres. The Company anticipates the acquisition will close in the third quarter 2014, subject to closing conditions;

•
Announced Anadarko Basin acreage sale: Agreement to sell approximately 26,000 undeveloped acres in the STACK play of the Anadarko Basin for a purchase price of approximately $90 million, subject to closing price adjustments. The Company anticipates the sale will close in the fourth quarter 2014, subject to closing conditions;

•
Completion of all announced transactions, including the intent to sell the Mid-Continent assets and sale or trade of the remaining Midland Basin assets, is expected to reduce LINN’s capital expenditure run rate by an additional $300 million to $400 million and lower the Company’s estimated annual decline rate to approximately 15 percent; and

•
The U.S. District Court for the Southern District of New York dismissed, with prejudice, the securities class action litigation originally filed in July 2013 against the Company, certain officers and directors, and certain underwriters of LinnCo’s IPO.

Operational Highlights
During the second quarter 2014, LINN’s production grew organically by approximately 2.4 percent to 1,131 MMcfe/d and exceeded the high end of the Company’s guidance range. Second quarter production was comprised of approximately 44% natural gas, or 493 MMcf/d; 39% oil, or 75 MBbls/d; and 17% NGL, or 32 MBbls/d. Better than expected results were driven by outperformance from the Company’s California and Hugoton Basin assets, which grew nine and five percent, respectively, compared to first quarter 2014 results.
The following table provides additional production detail from each of the Company’s operating regions.

Average daily production (MMcfe/d):	Three Months Ended June 30, 2014

Mid-Continent	297
Rockies	278
California	172
Permian Basin	169
Hugoton Basin	151
Michigan/Illinois	33
East Texas	31

Total	1,131

Mid-Continent:
Second quarter 2014 production in the Mid-Continent region averaged approximately 297 MMcfe/d. LINN is currently operating four rigs in the region, three of which are primarily targeting oil intervals in the Granite Wash, while one rig remains focused on liquids-rich opportunities in the Cleveland play located in the northern Texas Panhandle. During the second quarter 2014, LINN completed a horizontal Lansing interval well in Wheeler County, Texas that had a 30-day rate of 2,243 Bbls/d and 2.5 MMcf/d. The Company believes this well is indicative of the high quality of inventory in the area. On June 30, 2014, the Company announced plans to sell its position in the Granite Wash and Cleveland plays located in the Texas Panhandle and western Oklahoma which consists of approximately 147,000 net acres. These assets produced an average of approximately 225 MMcfe/d for June 2014, 50 percent of which is natural gas, 30 percent oil, and 20 percent NGL.
Rockies:
Second quarter 2014 production in the Rockies region averaged approximately 278 MMcfe/d. LINN’s Rockies region consists of properties located in the Green River, Uinta, Williston and Piceance basins, as well as the Salt Creek Field in Wyoming. The Company continues to see strong returns from its capital programs in the Uinta and Williston Basins.
California:
Second quarter 2014 production in California increased nine percent from first quarter 2014 levels to approximately 29 Mboe/d, primarily as a result of exceptional production growth in the Diatomite of approximately 30 percent, which averaged approximately 9,400 Boe/d. LINN’s mature California assets, which include South Midway-Sunset and Brea, also outperformed expectations with consistent production levels from the first quarter of 2014.
Permian Basin:
Production volumes in the Permian Basin region averaged 169 MMcfe/d for the second quarter 2014. Over half of this production comes from LINN’s approximately 30,000 net acres in the prolific Midland Basin, and the Company continues to see strong interest in a trade or sale of these properties which are prospective for horizontal Wolfcamp drilling. In an effort to maximize value and further delineate the Company’s position, LINN completed its first operated horizontal well in the basin during the second quarter which targeted the Wolfcamp B interval in Midland County. This well had a 24-hour IP rate of 1,158 Boe/d, 91 percent of which was oil and a 30-day rate of 1,017 Boe/d, 89 percent of which was oil. The Company has drilled a second operated horizontal well and is currently drilling its third well in the Midland Basin. LINN expects to complete these two wells in the third quarter 2014.
Following strategic alternatives for the Midland Basin, the Company’s Permian assets will focus primarily in the Delaware and Central Basin platforms. These assets are comprised of mature, low-decline oil properties primarily consisting of waterfloods. The Company is generating attractive returns from its four rig program targeting the Wolfberry trend and three rig program targeting the Clearfork formation in the East Goldsmith Field. The Company believes further upside potential exists from future waterflood and CO2 opportunities in the East Goldsmith Field.
Hugoton Basin:
Production volumes in the Hugoton Basin region averaged approximately 151 MMcfe/d for the second quarter 2014 and continue to gradually increase as a result of the Company’s one rig drilling program and optimization projects in the field. LINN continues to identify and implement these types of projects which require minimal capital spending. The Company will expand its production and inventory of low-risk, repeatable locations through the completion of the ExxonMobil trade and the recently announced acquisition from Pioneer. The ExxonMobil transaction is expected to close in the third quarter 2014 with an effective date of June 1, 2014. The Pioneer transaction is expected to close in the third quarter 2014 with an effective date of July 1, 2014. Pro forma for these transactions, LINN will become the largest producer in the field and will have pro forma net production in the basin of approximately 275 MMcfe/d and approximately 1.6 million net acres. The pro forma combined capacity of LINN’s two natural gas processing plants will be approximately 690 MMcfe/d. Given this significant presence in the basin, the Company anticipates improving operational efficiencies.
Second Quarter 2014 Results
LINN increased production 45 percent to approximately 1,131 MMcfe/d for the second quarter 2014, compared to 780 MMcfe/d for the second quarter 2013. This increase in production is attributable to acquisitions completed in 2013 as well as the Company’s capital program. Total revenues and other for the second quarter 2014 were approximately $597 million, compared to approximately $839 million for the second quarter 2013, which includes non-cash losses (gains) related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $393 million and $(271) million, respectively.
Lease operating expenses for the second quarter 2014 were approximately $185 million, or $1.80 per Mcfe, compared to $84 million, or $1.18 per Mcfe, for the second quarter 2013. Transportation expenses for the second quarter 2014 were approximately $45 million, or $0.44 per Mcfe, compared to $29 million, or $0.41 per Mcfe, for the second quarter 2013. These year-over-year per Mcfe increases are primarily due to an increase in the Company’s higher margin oil production. Taxes, other than income taxes, for the second quarter 2014 were approximately $69 million, or $0.67 per Mcfe, compared to $32 million, or $0.46 per Mcfe, for the second quarter 2013. The per Mcfe increase in taxes, other than income during the second quarter 2014 was primarily due to higher production volumes and commodity prices. General and administrative expenses for the second quarter 2014 were approximately $67 million, or $0.65 per Mcfe, compared to $46 million, or $0.65 per Mcfe, for the second quarter 2013, which includes approximately $9 million and $7 million, respectively, of noncash unit-based compensation expenses. Depreciation, depletion and amortization expenses for the second quarter 2014 were approximately $274 million, or $2.67 per Mcfe, compared to $199 million, or $2.80 per Mcfe, for the second quarter 2013. Interest expense, net of amounts capitalized for the second quarter 2014 were approximately $134 million, compared to $104 million for the second quarter 2013.
The Company reported a net loss of approximately $208 million, or $0.64 per unit, for the second quarter 2014, which includes non-cash losses related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $393 million, or $1.20 per unit. This compares to net income of approximately $345 million, or $1.47 per unit, for the second quarter 2013, which includes non-cash gains related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $271 million, or $1.15 per unit.
The Company fully covered its distribution and generated excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments of approximately $32 million compared to a shortfall of net cash of approximately $18 million for the second quarter 2013 (see Schedule 1, footnote 6).
Guidance Update
LINN expects production for the third quarter 2014 to average between 1,210 to 1,260 MMcfe/d, and is increasing full-year 2014 production guidance to a range of 1,217 to 1,268 MMcfe/d from its previous range of 1,075 to 1,135 MMcfe/d. The Company expects to fully cover its distribution and generate excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments of approximately $63 million for the third quarter 2014 and $103 million for the full-year 2014. Guidance for the third and fourth quarters of 2014 includes results from the Mid-Continent assets which the Company plans to sell. In addition, third quarter 2014 guidance includes partial period impact from the pending trade with ExxonMobil and acquisitions from Devon and Pioneer.
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.
Corporate Development Update
LINN has continued its focus on making accretive transactions while reducing the Company’s capital intensity and increasing the efficiency of its portfolio. Below is an update on recent corporate development activity. Please see the Company’s website for supplemental slides containing additional information.
LINN’s strategic trade with ExxonMobil was announced in May 2014 and is expected to close in the third quarter 2014. The Hugoton Basin assets LINN expects to receive are producing approximately 85 MMcfe/d and are an ideal fit for an upstream MLP. In addition to a large, predictable inventory of low-risk drilling opportunities, these assets have a shallow base decline rate of approximately six percent.
Part of the Company’s trade with ExxonMobil will include the divestiture of approximately 2.0 MBoe/d of production and approximately 25,000 net acres in the Midland Basin, primarily located in Midland, Martin, Upton and Glasscock Counties. LINN’s remaining position in the Midland Basin consists of approximately 30,000 net acres and 15 Mboe/d of oil-weighted production, primarily located in Midland, Martin, Howard, Ector and Andrews Counties. The Company has received significant interest for a potential trade opportunity as well as the outright purchase of these assets. All options are expected to lower the Company’s capital intensity and overall decline rate. LINN continues to believe its remaining position in the Midland Basin represents a tremendous amount of potential value for unitholders.
In June 2014, LINN announced the $2.3 billion acquisition of assets from Devon Energy located in five U.S. operating areas. These assets are currently producing approximately 275 MMcfe/d with a shallow base decline rate of approximately 14 percent. The asset package is comprised of approximately 900,000 net acres, and LINN has identified over 1,000 future drilling locations and 600 recompletion opportunities. Subject to satisfaction of closing conditions, this transaction is scheduled to close on August 30, 2014 with an effective date of April 1, 2014.
In conjunction with the announcement to acquire assets from Devon, LINN announced the planned sale of its position in the Granite Wash and Cleveland plays located over approximately 147,000 net acres in the Texas Panhandle and western Oklahoma. These assets produced an average of 225 MMcfe/d in June 2014, 50 percent of which is natural gas, 30 percent oil and 20 percent NGL. Also in the second quarter, LINN completed a horizontal Lansing well on this acreage that had a 30-day rate of 2,243 Bopd and 2.5 MMcfe/d. Since owning these assets, LINN has successfully tested and developed 17 horizontal intervals, including shallow oil, liquids-rich Granite Wash and deep Atoka natural gas. As a result of this delineation, the Company has catalogued 1,900 locations over its vast acreage position. To support this growth, LINN developed a substantial integrated network of infrastructure including midstream and water handling facilities which is capable of a much larger rig program. The sale of these assets is expected to be tax efficient and qualify for Section 1031 like-kind exchange tax treatment.

In August 2014, LINN announced the $340 million acquisition of Hugoton Basin assets from Pioneer. These assets are currently producing approximately 40 MMcfe/d with a shallow base decline rate of approximately six percent. The asset package is comprised of approximately 235,000 net acres and LINN has identified 180 future drilling locations and 150 recompletion opportunities. This transaction is scheduled to close in the third quarter 2014, subject to closing conditions, with an effective date of July 1, 2014. Pro forma for the ExxonMobil trade and the Pioneer acquisition, LINN will become the largest producer in the Hugoton field and will have pro forma net production in the basin of approximately 275 MMcfe/d.
In August 2014, LINN announced an agreement with a private party to sell its rights to the Woodford and Meramec horizons in the STACK play in approximately 26,000 undeveloped acres in the Anadarko Basin for a purchase price of approximately $90 million, subject to closing price adjustments. Subject to satisfaction of closing conditions, the transaction is expected to close in the fourth quarter of 2014 with an effective date of December 1, 2013.
“Our corporate development and integration teams have been working extremely hard to execute our strategy and deliver long term value for unitholders,” said Mr. Ellis. “Each of these strategic initiatives has been driven by our goals of reducing capital intensity and the overall decline rate. At the beginning of the year, we reduced the pro forma LINN-Berry capital budgets by approximately $250 million. The planned sale of the Mid-Continent assets and realization of strategic alternatives for the Permian assets are expected to further reduce our capital expenditure run rate by an additional $300 million to $400 million and lower the Company’s estimated annual decline rate to approximately 15 percent. The Company expects a robust level of transactional activity to continue in the second half of 2014.”
Credit Facility Update
LINN amended its revolving credit facility in April 2014 to extend the maturity to five years, or April 2019. The number of lenders increased from 41 to 42. LINN’s credit facility has a maximum commitment amount of $4.0 billion and the borrowing base under the credit facility remained unchanged at $4.5 billion. As of June 30, 2014, LINN had approximately $1.8 billion available under its revolving credit facility. The administrative agent for the credit facility is Wells Fargo Bank, and Royal Bank of Canada serves as the syndication agent. Barclays, Credit Agricole, Citi and The Royal Bank of Scotland serve as co-documentation agents. In April 2014, LINN also extended the maturity on its $500 million senior secured term loan to April 2019, consistent with the maturity of its revolving credit facility.
In addition, Berry, a wholly owned subsidiary of LINN, amended its revolving credit facility in April 2014 to extend the maturity to five years, or April 2019. The number of lenders increased from 38 to 40. Berry’s credit facility has a maximum commitment amount of $1.2 billion and a borrowing base of $1.4 billion which have remained unchanged. At June 30, 2014, there was less than $1 million of borrowing capacity available, including outstanding letters of credit. Following these amendments, LINN’s credit facility and term loan and Berry’s credit facility have a maturity of April 2019.
Interim Financing
As previously announced, in June 2014, LINN secured $2.3 billion of committed interim financing for the acquisition of Devon assets, subject to final documentation. The joint lead arrangers for the financing were Scotiabank, Barclays, RBC Capital Markets and Wells Fargo. The transaction with Devon is subject to satisfactory completion of title and environmental due diligence, as well as the satisfaction of other closing conditions. The transaction is expected to close in the third quarter 2014 with an effective date of April 1, 2014.
Share Repurchase Authorization and Equity Distribution Agreement (“ATM”)
LINN’s Board of Directors has authorized the repurchase of up to $250 million LINN units and LinnCo’s Board of Directors has authorized the repurchase of up to $250 million LinnCo shares. LINN or LinnCo may purchase units/shares from time to time on the open market or in negotiated purchases. In addition, LINN will purchase from LinnCo a number of LINN units equal to the number of shares LinnCo purchases in its repurchase program. The timing and amounts of any such repurchases will be at the discretion of management, subject to market conditions and other factors, and will be in accordance with applicable securities laws and other legal requirements. The repurchase programs do not obligate LINN or LinnCo to acquire any specific number of units/shares and may be discontinued at any time.

LINN also announced that its Board of Directors has authorized the issuance and sale of up to $500 million of its units from time to time under LINN’s previously authorized ATM program. The Board of Directors of LinnCo has also authorized an ATM program for the issuance and sale of up to $500 million of its shares from time to time. In addition to LINN’s ATM authorization, LINN will sell to LinnCo a number of units equal to the number of shares LinnCo sells in its ATM program. Sales of units/shares, if any, will be made through a sales agent by means of ordinary brokers’ transactions, in block transactions, or as otherwise agreed with the agent and are subject to entering into equity distribution agreements and filing and effectiveness of the registration statements with respect to each program. LINN expects to use the net proceeds from any sale of the units/shares for general corporate purposes, which may include, among other things, capital expenditures, acquisitions and the repayment of debt.
Cash Distributions and Dividends
During the second quarter 2014, LINN paid three monthly cash distributions of $0.2416 per unit ($2.90 per unit on an annualized basis) on April 16, May 15 and June 12, 2014.
LinnCo paid three monthly cash dividends of $0.2416 per common share ($2.90 per share on an annualized basis) on April 17, May 16 and June 13, 2014.
Conference Call and Webcast
As previously announced, management will host a conference call on Thursday, August 7, 2014, at 10 a.m. Central (11 a.m. Eastern) to discuss the Company’s second quarter 2014 results and its outlook for the remainder of 2014. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer session.
Investors and analysts are invited to participate in the call by dialing (855) 319-4076, or (631) 887-3945 for international calls using Conference ID: 62521081. Interested parties may also listen over the Internet at www.linnenergy.com.
A replay of the call will be available on the Company’s website or by phone until 4:00 p.m. Central (5 p.m. Eastern), August 21, 2014. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls using Conference ID: 62521081.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 8 Tcfe of proved reserves (pro forma for announced 2014 trade, acquisitions, and planned sale of Mid-Continent assets) in producing U.S. basins as of December 31, 2013. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements related to acquisitions, trades or divestitures or their expected tax treatment, timing and payment of distributions, taxes and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of current conditions, historical trends, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. Please read “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
This press release does not constitute an offer to sell or a solicitation of an offer to buy units, shares or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of a prospectus supplement and related base prospectus.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors & Media:

Clay Jeansonne, Vice President, Investor and Public Relations 281-840-4193

Zach Dailey, Director, Investor Relations 713-904-6547

Sarah Nordin, Public Relations & Media 713-904-6605

Schedule 1

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)

Net cash provided by operating activities	$481,153	$226,762	$915,635	$561,356
Distributions to unitholders	(240,510)	(170,163)	(480,583)	(341,117)
Excess of net cash provided by operating activities after distributions to unitholders	240,643	56,599	435,052	220,239
Discretionary adjustments considered by the Board of Directors:
Discretionary reductions for a portion of oil and natural gas development costs (1)	(199,448)	(111,912)	(392,868)	(222,210)
Cash recoveries of bankruptcy claim (2)	(2,913)	(5,073)	(2,913)	(5,073)
Cash paid for acquisitions or divestitures – revenues less operating expenses (3)	—	(6,790)	—	(6,790)
Provision for legal matters (4)	2,400	—	1,598	—
Changes in operating assets and liabilities and other, net (5)	(8,626)	49,132	(11,806)	(24,630)
Excess (shortfall) of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors (6)	$32,056	$(18,044)	$29,063	$(38,464)

(1)
Represent discretionary reductions for a portion of oil and natural gas development costs, an estimated component of total development costs, which are amounts established by the Board of Directors at the end of each year for the following year, allocated across four quarters, that are intended to fully offset declines in production and proved developed producing reserves during the year as compared to the prior year. The portion of oil and natural gas development costs includes estimated drilling and development costs associated with projects to convert a portion of non-producing reserves to producing status. However, the amounts do not include the historical cost of acquired properties as those amounts have already been spent in prior periods, were financed primarily with external sources of funding and do not affect the Company’s ability to pay distributions in the current period. The Company’s existing reserves, inventory of drilling locations and production levels will decline over time as a result of development and production activities. Consequently, if the Company were to limit its total capital expenditures to this portion of oil and natural gas development costs and not acquire new reserves, total reserves would decrease over time, resulting in an inability to maintain production at current levels, which could adversely affect the Company’s ability to pay a distribution at the current level or at all. However, the Company’s current total reserves do not include reserve additions that may result from converting existing probable and possible resources to additional proved reserves, potential additional discoveries or technological advancements on the Company’s existing acreage position.

(2)	Represent the recoveries of a bankruptcy claim against Lehman Brothers which was not a transaction occurring in the ordinary course of the Company’s business.

(3)
Represents adjustments to the purchase price of acquisitions and divestitures, based on the Company’s contractual right to revenues less operating expenses for periods from the effective date of a transaction to the closing date of a transaction. When the Company is the buyer, it is legally entitled to revenues less operating expenses generated during this period, and the Company’s Board of Directors has historically made a discretionary adjustment to include this cash in the amount available for distribution. Conversely, when the Company is the seller, the Company’s Board of Directors has historically made a discretionary adjustment to reduce this cash from the amount available for distribution during the period.

(4)	Represents reserves and settlements related to legal matters.

(5)
Represents primarily working capital adjustments. These adjustments may or may not impact cash provided by (used in) operating activities during the respective period, but are included as discretionary adjustments considered by the Company’s Board of Directors as the Board historically has not varied the distribution it declares period to period based on uneven cash flows. The Company’s Board of Directors, when determining the appropriate level of cash distributions, excluded the impact of the timing of cash receipts and payments; as such, this adjustment is necessary to show the historical amounts considered by the Company’s Board of Directors in assessing the appropriate distribution amount for each period.

(6)
Represents the excess (shortfall) of net operating cash flow after distributions to unitholders and discretionary adjustments. Any excess is retained by the Company for future operations, future capital expenditures, future debt service or other future obligations. Any shortfall is funded with cash on hand and/or borrowings under the LINN Credit Facility.

Any cash generated by Berry is currently being used by Berry to fund its activities and is not currently being distributed to LINN Energy for further distribution to its unitholders.  To the extent that Berry generates cash in excess of its needs, the indentures governing Berry’s senior notes limit the amount it may distribute to LINN Energy to the amount available under a “restricted payments basket,” and Berry may not distribute any such amounts unless it is permitted by the indentures to incur additional debt pursuant to the consolidated coverage ratio test set forth in the Berry indentures.  Berry’s restricted payments basket was approximately $266 million at June 30, 2014, and may be increased in accordance with the terms of the Berry indentures by, among other things, 50% of Berry’s future net income, reductions in its indebtedness and restricted investments, and future capital contributions.